EXHIBIT 10.6
AMENDMENT #2
TO
AGREEMENT RE: CHANGE IN CONTROL
     THIS AMENDMENT #2 TO AGREEMENT RE: CHANGE IN CONTROL (this “Amendment #2) is made and entered into as of the 21st day of February, 2008 (the “Effective Date”) by and between JAMES R. TALEVICH, an individual (“Executive”), and I-FLOW CORPORATION, a Delaware corporation (“Company”).
Background
     A. The Company and Executive previously entered into that certain Agreement Re: Change in Control dated as of June 21, 2001, as subsequently amended by an Amendment #1 to Agreement Re: Change in Control dated as of February 23, 2006 (collectively, the “Agreement”).
     B. The Internal Revenue Service issued final regulations interpreting the rules and standards under Section 409A of the Internal Revenue Code on April 10, 2007 (the “Final 409A Regulations”).
     C. To comply with the Final 409A Regulations, the Company and Executive wish to amend and modify certain provisions of the Agreement as provided herein, effective as of the Effective Date, while leaving unchanged all other provisions of the Agreement.
Agreement
     In consideration of the foregoing, and for other good and valuable consideration the receipt of which is hereby acknowledged, Executive and the Company hereby agree as follows:
          1. Qualifying Termination. Section 5(a) of the Agreement is hereby amended and restated as follows:
(a) Executive voluntarily terminates his employment with the Company and its affiliated companies. Executive, however, shall not be considered to have voluntarily terminated his employment with the Company and its affiliated companies if, following, or within ninety (90) days prior to, the Change in Control, Executive’s base salary is reduced or adversely modified in any material respect or Executive’s authority or duties are materially changed, and subsequent to such reduction, modification or change Executive elects to terminate his employment with the Company and its affiliated companies, after having given the Company at least 30 days prior written notice of such reduction, modification or change and a reasonable opportunity to cure the same during such 30-day notice period. For such purposes, Executive’s authority or duties shall conclusively be considered to have been “materially changed” if, without Executive’s express and voluntary written consent, there is any substantial diminution or adverse modification in Executive’s title, status, overall position, responsibilities, reporting relationship, general working environment (including without limitation secretarial and staff support, offices, and frequency and mode of travel), or if, without Executive’s express and voluntary written consent, Executive’s job location is transferred to a site more than thirty (30) miles away from his place of employment ninety (90) days prior to the Change in Control. In this regard as well, Executive’s authority and duties shall conclusively be considered to have been “materially changed” if, without Executive’s express and voluntary written consent, Executive no longer holds the same title or no longer has the same authority and responsibilities or no longer has the same reporting responsibilities, in each case with respect and as to a publicly held parent company which is not controlled by another entity or person.
          2. Compliance with Section 409A. Section 20 of the Agreement is hereby amended and restated as follows:
20. Compliance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, no such payment or benefit will be provided under this Agreement until the earliest of (a) the date which is six (6) months after Executive’s “separation from service” or (b) the date of Executive’s death, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes. The provisions of this Section 20 shall only apply to the minimum extent required to avoid Executive’s incurrence of any Section 409A Taxes. In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
          3.No Other Changes. Except as otherwise set forth herein, all terms and provisions of the Agreement remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have entered into this Amendment #2 as of the Effective Date.

I-FLOW CORPORATION		JAMES R. TALEVICH

By:	/s/ Donald M. Earhart Donald M. Earhart Chairman, President and Chief Executive Officer	By:	/s/ James R. Talevich James R. Talevich

3